Prepared Remarks of Ted Craver
Chairman and Chief Executive Officer, Edison International
Second Quarter 2012 Financial Teleconference
July 31, 2012, 2:00 p.m. (PDT)

Today Edison International reported second quarter GAAP earnings of 23 cents per share and core earnings of 32 cents per share. As expected, this was below last year's 54 cents per share in GAAP earnings and 56 cents per share in core earnings. Second quarter results reflect unrecovered costs at Southern California Edison, due to the delayed general rate case decision. In addition we have continued inspection and repair costs related to the outage at the San Onofre Nuclear Station. SCE will look to recover these costs in the future. We also saw additional losses at EMG this quarter, primarily reflecting low power prices. This further underscores the need to restructure and stabilize our competitive generation business, as I'll talk about in a few minutes.
There are several important developments at Southern California Edison this quarter. I'll spend most of my time on our San Onofre Nuclear Generating Station, or SONGS as we call it. Both Units at SONGS remain safely shut down for inspections, analysis and testing following the January 31 Unit 3 steam generator tube leak. SCE has retained several outside industry experts, consultants, and steam generator manufacturers in addition to Mitsubishi Heavy Industries, which designed and manufactured our steam generators, to analyze the causes of the unique tube-to-tube wear and potential remedial actions.
On July 19, the NRC released its detailed findings from its augmented inspection team. It summarized its findings by saying that faulty computer modeling inadequately predicted conditions in the steam generators and manufacturing issues contributed to excessive wear of the components. The report states that the excessive wear arose from tube-to-tube contact caused by vibration of the tubes in certain areas of the steam generators. The excessive vibration is due to a phenomenon called fluid elastic instability, which is discussed in detail in the report. The NRC has identified a number of outstanding issues that it is still reviewing.
To date, the inspection and repair effort has focused on a substantial amount of technical analysis work, and preventive plugging of tubes where appropriate based on indications of prior or potential future wear, both in areas where there was tube to tube contact and tube to support contact. Each of the four steam generators has over 9,700 heat transfer tubes and is designed to include sufficient tubes to accommodate a need to remove some from service for a variety of reasons, and the tubes that SCE has preventively removed from service are well within this margin.
SONGS will not be restarted until SCE determines that it is safe to do so and when start-up has been approved by the NRC pursuant to the terms of a Confirmatory Action Letter. Any remedial action that will permit restart of one or both of the Units will need to ensure that the Fluid Elastic Instability phenomenon does not reoccur.
Because Unit 2 experienced considerably less tube-to-tube wear, it could restart months in advance of Unit 3. Any such restart of Unit 2 would likely operate at reduced power levels and with mid-cycle scheduled outages to provide for additional inspection and testing to assure safe operation. Inasmuch as Unit 3 had much more tube-to-tube wear than Unit 2, it is not clear at this time whether Unit 3 will be able to restart without extensive additional repairs.

SCE is also looking longer-term at what repairs, if any, could allow the steam generators to operate safely at full power as originally specified. At this time, SCE has not determined what those repairs might be, or whether the generators will need to be replaced for the Units to operate at full output. In the interim, SCE is reviewing its O&M and capital expenditures at SONGS with a view to reducing expenditures to mitigate the added cost pressures with both Units being out of service.
I would like to clear up some confusion that has arisen in the past regarding potential dates for submitting our response to the Confirmatory Action Letter. We have never released a specific date for our submittal. Under the California Independent System Operator rules, we are required to post an estimated restart date on their website whenever we have a generating unit down for an outage, but these are only rough estimates and not formal forecast timelines.
We will not be forecasting specific timelines for a Confirmatory Action Letter submittal or potential start-up dates. As we have said many times, there is no timeline for safety, and to forecast dates is inconsistent with prudent decision making.
Turning to the regulatory review at the state level, there are several mechanisms in place for the California Public Utilities Commission to provide oversight and review the reasonableness of expenditures related to the outage.

•
First, the steam generator project costs remain subject to a CPUC reasonableness review once SCE submits final costs for the project. As of June 30 SCE has spent $593 million dollars on the project compared to the inflation-adjusted authorized spend of $665 million dollars for SCE's 78% ownership share.

•	Second, power purchased to replace SONGS' generation is recoverable through the ERRA balancing account which is also subject to an annual reasonableness review.

•
Third, the California Public Utilities Code has rules governing outages. Once either of the Units has been out of service for nine consecutive months - which would be November 2012 for Unit 3 and December 2012 for Unit 2 - SCE is required to notify the CPUC. Within 45 days the CPUC is required to initiate a review to determine whether to remove from customer rates all or part of the revenue requirement associated with what's out of service. Any rate adjustment is made after hearings conducted as part of future general rate cases.

•	In addition, the CPUC's pending proposal to initiate an Order Instituting Investigation regarding the impact of the extended outage is scheduled for consideration at their Thursday meeting.
My remaining SCE comments will be brief. We still have no indication of the timeline for receiving a general rate case proposed decision but are hopeful this can be concluded in the third quarter. We recognize the significant workload on the Commission and staff at this time but remain hopeful that we can soon gain the clarity we need to run the utility efficiently.

Turning to EME, we remain focused on developing clarity on the best approach for financially stabilizing EME. There has been continued progress this year across several “self-help” initiatives to improve liquidity and operating cash flow.

•	One was to accelerate the closing of uneconomic plants and transferring Homer City to the owner lessors.

•	Another has been to reduce operating and overhead costs to the extent possible, including a workforce reduction to be completed by the end of 2012.

•	A third is minimizing capital spending on environmental retrofits while complying with state and federal emissions laws.
However, our greatest focus has been on the need to restructure the $3.7 billion of unsecured debt. This is because despite EME's efforts at managing liquidity, our internal forecasts anticipate that EME's liquidity will rapidly decline in future quarters and, absent a restructuring of its obligations, EME will not have sufficient liquidity to repay the $500 million dollars in unsecured debt due in June 2013.
For EME to be viable it must have a clear path to adequate liquidity, particularly over the near-term when it will have the cash cost of retrofits and the tightest operating cash flows. A successful restructuring will require at least two things:

•
First, it will require a reduction of debt sufficient to obtain credit metrics that will enable EME to access capital markets to refinance remaining debt well in advance of future maturities, based on a reasonable set of assumptions.

•
Second, it will require conserving cash wherever possible, especially over the next couple of years during the retrofit period and the severe trough in capacity payments, to provide a margin of safety in a continuing uncertain market. Given the fact that EME and Midwest Generation are intertwined, this may result in the need for revisions in Midwest Generation's Powerton and Joliet leveraged lease financings as well.

EME and Edison International are engaging on a confidential basis with advisors representing certain of EME's unsecured bondholders to discuss EME's financial condition.
Should we be unsuccessful in negotiating a debt restructuring adequate to stabilize EME as part of Edison International and in accordance with the requirements I just outlined, then EME would need to be reorganized under new ownership.
Our objectives remain the same - eliminate the overhang of uncertainty about EME, restore EME to a healthy financial condition that would position it for future success, and act with purpose and a sense of urgency. While the exact path forward to success is not clear at this point, we are engaged with bondholders, and we plan on moving our discussions along as rapidly as we can.

Despite some of the challenges that I've touched on, when I step back, the investment thesis in Edison International is very much intact. I'm optimistic that we can resolve some important issues this year. At SCE, we continue to have a sustained need for capital investment in system reliability and meeting public policy mandates, with the potential for sustained mid-to-high single digit rate base growth.
Finally, as we move beyond SCE's 2012 capital spending peak, and get the rate case and cost of capital decisions, we will seek to return our dividend in steps over the subsequent years to our target payout ratio range of 45-55% of SCE earnings. The earnings power at SCE, along with gaining clarity on EME, provide the key value drivers for Edison International shareholders.